UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    March 20, 2007

AspenBio Pharma, Inc.
(Exact name of registrant as specified in charter)

Colorado (State or other jurisdiction of incorporation)	0-50019 (Commission File Number)	84-1553387 (IRS Employer Identification No.)

1585 South Perry Street, Castle Rock, CO (Address of principal executive offices)	80104 (Zip Code)

        Registrant’s telephone number, including area code (303) 794-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 – Unregistered Sales of Equity Securities.

                During the period from February 28, 2007 to March 23, 2007, the Registrant has received approximately $1,981,000 in cash proceeds through the exercise of warrants outstanding from offerings conducted in 2004 and 2005, whereby a total of 1,509,496 shares of the Registrant’s common stock were issued. The warrants exercised were by accredited investors only. The funds will be used for working capital, new product development and general corporate purposes. The offering was conducted in reliance on Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated there under. No commission was paid on the proceeds.

Item 3.03 – Material Modifications to Rights of Security Holders.

                Based upon the trading price of our common stock and the average trading volumes for the required twenty day period, as defined in the warrants, the redemption features included in the Company’s 2004 and 2005 warrants have been met and on March 20, 2007 the Company sent notices to the then remaining holders of the warrants notifying such holders of the Company’s intent to redeem the remaining 2004 and 2005 warrants. Such redemption will be made on April 26, 2007 for any remaining unexercised warrants outstanding at that point. This is expected to generate additional proceeds of approximately $6 million if all such holders exercise prior to the redemption. No fees will be paid on the proceeds and any funds received will be used for working capital, new product development and general corporate purposes.

Item 9.01 —  Financial Statements and Exhibits.

              None.

Date: March 26, 2007	AspenBio Pharma, Inc. (Registrant) /s/ Jeffrey G. McGonegal Jeffrey G. McGonegal Chief Financial Officer